Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS

Fourth Quarter Net Sales of $921 million; Diluted EPS (Loss) of $(1.65)
Adjusted EPS of $0.64 Excluding Tax Reform and Restructuring Charges of $2.29

Fiscal Year 2017 Net Sales of $2.8 billion; Diluted EPS (Loss) of $(9.87)
Adjusted EPS of $0.05 Excluding Non-Cash Intangible Asset Impairment, Tax Reform and Restructuring Charges of $9.92

 Provides First Quarter and Fiscal 2018 Guidance

Richardson, TX. February 13, 2018 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the fourth quarter and fiscal year ended December 30, 2017.  Fourth quarter and fiscal year results include net sales near the high-end of the Company's previously provided guidance. Reported diluted earnings per share include the impacts from the Tax Cuts and Jobs Act (the “Tax Act”) that was signed into law in December 2017. These impacts along with tax valuation allowances recorded in the fourth quarter of fiscal 2017 were not contemplated in the Company's guidance provided on November 7, 2017. Diluted earnings per share, excluding these tax related charges, were in line with guidance.

The Company reported net income (loss) for the fourth quarter of fiscal 2017 of $(79.9) million compared to $49.7 million for the fourth quarter of fiscal 2016.  Diluted earnings (loss) per share were $(1.65), including tax charges of $2.20 per diluted share due to the impacts from the Tax Act combined with a valuation allowance and a restructuring charge of $0.09 per diluted share, as compared to $1.03 for the fourth quarter of fiscal 2016. Currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, favorably affected the year-over-year earnings (loss) per share comparison by $0.09.

For fiscal year 2017, the Company reported net income (loss) of $(478.2) million compared to $78.9 million for fiscal 2016.  Diluted earnings (loss) per share were $(9.87), compared to $1.63 for fiscal 2016.  Diluted earnings (loss) per share for fiscal 2017 of $(9.87) included non-cash intangible asset impairment charges of $7.07 per diluted share, tax charges resulting from the Tax Act and valuation allowance of $2.20 per diluted share and a restructuring charge of $0.65 per diluted share. Currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, unfavorably affected the year-over-year earnings (loss) per share comparison by $(0.01).

Kosta Kartsotis, Fossil Group, Chairman and CEO commented: “In fiscal 2017, Fossil Group, embarked on a set of strategic initiatives aimed at accelerating the evolution of the business to position the Company for long term profitable growth. While sales and earnings were challenged as expected, we generated progress toward our objectives that include:  driving growth in wearables across our portfolio of powerful brands, leveraging our scale to lower supply chain costs, increasing our digital capabilities, and continuing the transformation of our business through New World Fossil. To this end, fiscal 2017 saw us nearly double wearables to over $300 million, representing 14% of total watch sales.  This success drove an increase in Fossil watch sales for the second half of the year with positive comps in our direct business during the important holiday quarter.  With wearable launches ahead of holiday, we significantly improved the trajectory for Michael Kors watches and drove a double digit increase in fourth quarter Armani watch sales.  Overall, we introduced a number of new hybrid and display smartwatches across 14 brands and believe the continuation of this effort, combined with the innovation we are introducing across our traditional styles, has us poised for stabilization and growth over time.  Also, positioning us well is the work we did across the supply chain.  By year end, wearable product costs were aligned with our margin goal, setting the stage to increase gross margin in 2018.  On the digital front, we greatly increased our reach, helping to drive a 31% increase in e-commerce sales in the fourth quarter, and our New World Fossil initiative led to $95 million reduction in expenses for the year placing us right on track to achieve our $200 million profit improvement goal.  I am proud of our team as their combined efforts, focus and passion led to significant accomplishments toward each of our objectives, giving us a stronger platform from which to continue our progress in fiscal 2018."

"In the year ahead, we expect to be a smaller yet more profitable company that is on a solid path for the future," Mr. Kartsotis, continued.  “Our priorities are focused on delivering innovative wearable and traditional watch styles while improving performance in the handbag and jewelry categories and driving increases in digital sales.  While we continue to expect North America to be challenging given the dynamics of the retail and consumer environment in the region, with our commitment to drive out costs through our New World Fossil initiative and with improved sourcing costs, we expect to deliver more profit to the bottom line.  The credit agreement completed last month increases the financial flexibility we have to continue to invest in support of our growth and achieve our ultimate goal of creating greater value for all Fossil stakeholders.”

Operating Results
Compared to the fourth quarter of fiscal 2016, the impact of a weaker U.S. dollar increased the Company’s fiscal 2017 reported net sales by $29.9 million and operating income by $11.0 million. During fiscal 2017, the impact of a weaker U.S. dollar increased the Company’s reported net sales by $23.3 million and had a relatively neutral impact on operating income. The discussion of the Company’s net sales is presented on a GAAP basis and in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

The following tables provide a summary of net sales performance, on both a reported and constant currency basis, for the fourth quarter of fiscal 2017 and fiscal year 2017 compared to the fiscal 2016 fourth quarter and fiscal year 2016.

	Fourth Quarter
	2017	2016	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)

Americas	$442	$483	$(41)	$(44)	(8)%	(9)%
Europe	337	333	4	(20)	1	(6)
Asia	142	143	(1)	(4)	(1)	(3)

Total net sales	$921	$959	$(38)	$(68)	(4)%	(7)%

Watches	$728	$749	$(21)	$(44)	(3)%	(6)%
Leathers	108	115	(7)	(10)	(6)	(9)
Jewelry	72	80	(8)	(12)	(10)	(14)
Other	13	15	(2)	(2)	(13)	(15)

Total net sales	$921	$959	$(38)	$(68)	(4)%	(7)%

	Fiscal Year
	2017	2016	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)

Americas	$1,316	$1,525	$(209)	$(211)	(14)%	(14)%
Europe	974	1,002	(28)	(46)	(3)	(5)
Asia	498	515	(17)	(20)	(3)	(4)

Total net sales	$2,788	$3,042	$(254)	$(277)	(8)%	(9)%

Watches	$2,199	$2,330	$(131)	$(149)	(6)%	(6)%
Leathers	325	394	(69)	(71)	(18)	(18)
Jewelry	212	251	(39)	(42)	(16)	(17)
Other	52	67	(15)	(15)	(22)	(23)

Total net sales	$2,788	$3,042	$(254)	$(277)	(8)%	(9)%

(1)   Reported GAAP amounts include impacts from currency.
(2)   Eliminates the effect of the weaker U.S. dollar in fiscal 2017 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Fourth quarter fiscal 2017 worldwide net sales decreased $38.4 million or 4% and $68.3 million in constant currency (a 7% decline) compared to the fourth quarter of fiscal 2016. Watches declined across all geographies, with growth in connected watches more than offset by a decline in traditional watches on a constant currency basis. Leathers and jewelry also declined across all geographies on a constant currency basis as compared to last fiscal year. Geographically, sales declines in the U.S. drove the decrease in the Americas. In Europe, on a constant currency basis, sales across the Eurozone were down modestly, while sales in distributor markets in Eastern Europe and the Middle East declined significantly. In Asia, sales increases in China and India were more than offset by declines in most other countries with the greatest decrease in Japan. For fiscal 2017, worldwide net sales decreased $254.2 million or 8% and $277.5 million in constant currency (a 9% decline) compared to fiscal 2016.

Global retail comps for the fourth quarter of fiscal 2017 increased 2% compared to the fourth quarter of fiscal 2016, with positive comps in the watch category partially offset by negative comps in the leathers and jewelry categories. Positive comps in the Americas and Europe were partially offset by a decline in Asia. For fiscal 2017, global retail comps decreased 6% compared to fiscal 2016, with declines across all regions.

During the fourth quarter of fiscal 2017, gross margin decreased 230 basis points to 48.7%. The decrease in gross margin was primarily driven by the impact of connected products, due to both the increase in sales mix of connected products, which carry lower overall margins, as well as additional product valuation reserves totaling $18 million. These declines were partially offset by benefits generated by the Company's New World Fossil ("NWF") margin improvement initiatives. Gross margins were also favorably impacted by currency movements, mainly from a stronger Euro, and a shift in sales mix toward higher margin international sales and higher margin channels such as e-commerce. Additionally, lower markdown rates within the wholesale channel and an improved trend for direct channel margins, which declined much less than in prior quarters due to more targeted promotions, favorably impacted gross margins in the fourth quarter. For fiscal 2017, gross margins decreased 320 basis points to 48.7%, primarily due to the impact of connected products, including an increase in product valuation reserves of approximately $40 million to support liquidation pricing, and lower retail margins driven by increased promotional activity in outlets and the e-commerce channel.

During the fourth quarter of fiscal 2017, the Company’s operating expenses were $396.8 million, including $6.4 million of restructuring costs, primarily related to store closings, as compared to $13.3 million of restructuring costs in the prior fiscal year fourth quarter. Expenses were lower compared to the fourth quarter of fiscal 2016 as a result of lower store expenses given the significant number of stores closed since the end of fiscal 2016, as well as corporate and regional overhead cost reductions. Marketing was also lower in the fiscal 2017 fourth quarter due to reduced fixture spend and investments in lower cost digital campaigns compared to more expensive television advertising executed during the fiscal 2016 fourth quarter. For fiscal 2017, operating expenses were $1,783.1 million, including $407.1 million in non-cash intangible asset impairment charges and $48.2 million of restructuring costs associated with realigning and optimizing the organizational structure as well as costs associated with store closures.

Operating income for the fourth quarter of fiscal 2017 decreased to $51.3 million, driven by lower sales and gross margin. For fiscal 2017, operating income (loss) decreased to $(424.2) million, driven by non-cash intangible asset impairment charges and higher restructuring charges combined with lower sales and gross margin.

During the fourth quarter of fiscal 2017, interest expense increased $3.6 million to $11.1 million and other income decreased $5.4 million to $2.2 million primarily due to net foreign currency contract losses compared to net gains in the prior fiscal year fourth quarter. During fiscal 2017, interest expense increased $16.3 million to $43.2 million and other income decreased $0.3 million to $13.7 million.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation that significantly revised the Internal Revenue Code of 1986, including a corporate income tax rate reduction from 35% to 21%, under the Tax Act. The newly enacted federal income tax law contains significant changes in the taxation of foreign income earned by U.S. shareholders, specifically adding new rules related to low-taxed foreign earnings and allowing an exemption on foreign dividends paid after 2017. In anticipation of the tax exemption on foreign dividends, the law imposes a one-time repatriation tax on historical earnings generated offshore that have not been previously taxed in the U.S. Foreign earnings held in cash or liquid assets are taxed at 15.5% while earnings that have been reinvested are taxed at 8%.

Income tax expenses were $120.6 million in the fourth quarter of fiscal 2017 and included impacts from the Tax Act as well as charges related to valuation allowances established on the Company’s deferred tax assets. As a result, the Company’s effective income tax rate in the fourth quarter of fiscal 2017 was 267.5% compared to 23.4% for the fourth quarter of fiscal 2016 and (2.8)% for fiscal 2017, which also included the effect of non-deductible intangible asset impairment charges recognized during the second quarter of fiscal 2017, compared to 25.1% for fiscal 2016. The impacts from the tax reform and the valuation allowances resulted in combined charges of $106.7 million or $2.20 per share, and were not contemplated in our guidance range for the fourth quarter provided on November 7, 2017.

During the fourth quarter of fiscal 2017, the Company recognized a charge of $86.4 million related to the one-time repatriation tax that was partially offset by the release of $52.8 million in deferred tax liabilities for foreign earnings not indefinitely reinvested resulting in a net charge of $33.6 million. After applying foreign tax credit carry forwards and the current year net operating tax loss, the actual cash repatriation tax liability is $15.7 million payable over 8 years. Due to the reduction in the statutory U.S. tax rate from 35% to 21% under the Tax Act, the Company recorded a charge of $28.9 million reflecting the revaluation of its deferred tax assets. The Company also recorded expense of $44.2 million for valuation allowances against U.S. deferred tax assets in the fourth quarter. Given recent operating losses, the Company has reserved against all of the deferred tax assets in the U.S. and certain international subsidiaries. The Company is pursuing an aggressive series of actions to drive efficiencies throughout the organization, stream-line operations, and enhance margins with a focus on the customer and ultimately drive significant improvements to profitability. As we generate taxable income in the future, these deferred tax assets could be realized over time.

Accounting for the income tax effects of the Tax Act requires significant judgments and estimates in the interpretation and calculations of the provisions of the Tax Act. Due to the timing of the enactment and the complexity involved in interpreting and applying the provisions of the Tax Act, the Company has made reasonable estimates of the effects and recorded provisional amounts in its financial statements for fiscal 2017. As the Company collects and prepares necessary data, and interprets any additional guidance issued by the U.S. Treasury Department, the IRS or other standard-setting bodies, the Company may make adjustments to the provisional amounts. Those adjustments may materially impact the provision for income taxes and the effective tax rate in the period in which the adjustments are made. The accounting for the tax effects of the enactment of the Tax Act will be completed in 2018.

The Company is also reviewing its income tax projections for future periods in light of the changes imposed by the new tax legislation, particularly the GILTI provisions that target low-taxed foreign intangible earnings. Because of the complexity of these new GILTI provisions, the Company is continuing to evaluate this provision. The Company is not yet able to reasonably estimate the effect of the GILTI provision of the Tax Act and has not made any adjustments related to potential GILTI tax in its financial projections. Therefore, the Company has provided a range of fiscal 2018 income tax expense estimates excluding any impacts from GILTI.

Other Developments
On January 29, 2018, the Company entered into a Second Amended and Restated Credit Agreement (the "Second A&R Credit Agreement"). The Second A&R Credit Agreement provides for (i) revolving credit loans in the amount of $325 million, subject to a borrowing base, with an up to $45.0 million subfacility for letters of credit, and (ii) a term loan made to the Company in the amount of $425 million. The Second A&R Credit Agreement expires and is due and payable on December 31, 2020.

Guidance
Over the next several years, Fossil Group will continue to transform the Company’s business model to address changes in consumer behaviors and their purchases of traditional watches and connected devices, as well as jewelry and leathers. During the Company’s ongoing transformation project, it believes certain operating metrics are the most appropriate performance measures. These metrics include net sales, gross margin, operating expenses, operating margin, interest expense and Adjusted EBITDA.

The Company is providing guidance on a GAAP basis. For comparison purposes, the Company has also provided additional information which quantifies the estimated impact on its operating expenses and operating income for non-operational items impacting operating results for fiscal 2018 and Q1 of fiscal 2018.

GAAP Guidance
For fiscal 2018, the Company expects the following:
•    Net sales in the range of (14)% to (6)%
•    Gross margin in the range of 51% to 53%
•    Operating expenses as a percent of net sales, including restructuring charges, ranging from 49% to 51%

•	Operating margin in the range of 0% to 4%

•	Other income/(expense) of approximately $(10) million based on prevailing currency rates

•	Interest expense of approximately $50 million

•	Income (loss) before income taxes in the range of $(60) million to $40 million

For the first quarter of fiscal 2018, the Company expects the following:
•    Net sales in the range of (12)% to (6)%
•    Gross margin in the range of 50% to 52%
•    Operating expenses as a percent of net sales, including restructuring charges, ranging from 58% to 61%

•	Operating margin in the range of (11)% to (6)%

•	Other income/(expense) of approximately $(2) million based on prevailing currency rates

•	Interest expense of approximately $12 million

•	Income (loss) before income taxes in the range of $(70) million to $(45) million

Adjusted EBITDA is non-GAAP financial measure and should not be considered a substitute for, or superior to, guidance or financial measures prepared in accordance with GAAP. The Company defines Adjusted EBITDA as the sum of income (loss) before income taxes, interest expense, amortization and depreciation and other non-cash charges (such as impairment), stock-based compensation expenses, and restructuring charges minus interest income. The Company believes Adjusted EBITDA provides useful information to investors about the Company's operating performance on a constant currency basis for the periods presented without the impact of certain items. The Company uses Adjusted EBITDA to evaluate its operating performance period-over-period. The Company expects the following non-operational items to impact results during fiscal 2018:

Non-operational and Non-GAAP Items
For fiscal 2018, the Company expects the following:
•    Restructuring charges of approximately $50 million

•	Adjusted EBITDA of $150 million to $200 million

For the first quarter of fiscal 2018, the Company expects the following:
•    Restructuring charges of approximately $20 million

•	Adjusted EBITDA of $(15) million to $10 million

Below is a reconciliation of forward-looking GAAP Income (Loss) Before Income Taxes to Adjusted EBITDA for fiscal year 2017 and 2018 guidance based on the mid-point of the Company's guidance range:

		Guidance
($ in millions):	Fiscal Year 2017	Fiscal Year 2018	First Quarter Fiscal 2018
Income (Loss) Before Income Taxes	$(454)	$(13)	$(55)
Plus:
Interest Expense	43	50	12
Amortization and Depreciation	81	70	16
Impairment Expense	411	—	—
Other Non-cash Charges	46	—	—
Stock-based Compensation	31	26	6
Restructuring Expense	48	50	20
Less:
Interest Income	5	3	1
Adjusted EBITDA	$201	$180	$(2)

Note that due to relatively low levels of Income (Loss) Before Income Taxes in the near term, as well as the combined impact of the modified territorial tax program under the Tax Act and deferred tax asset valuation reserve accounting, the Company’s effective tax rate is expected to have unusual variations and occasionally an inverse relationship to Income (Loss) Before Income Taxes.

Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, the success of our connected accessories, future financial guidance as well as estimated impacts from the Tax Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the success of the multi-year profit improvement initiative, risks related to our connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Chaps, Diesel, DKNY, Emporio Armani, Karl Lagerfeld, kate spade new york, Marc Jacobs, Michael Kors and Tory Burch. We bring each brand story to life through an extensive wholesale distribution network across approximately 150 countries and over 500 retail locations. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 52 Weeks Ended
($ in millions, except per share data):	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net sales	$920.8	$959.2	$2,788.2	$3,042.4
Cost of sales	472.7	470.1	1,429.3	1,464.2
Gross profit	448.1	489.1	1,358.9	1,578.2
Gross margin	48.7%	51.0%	48.7%	51.9%
Operating expenses:
Selling, general and administrative expenses	390.4	409.6	1,734.9	1,423.2
Restructuring charges	6.4	13.3	48.2	27.8
Total operating expenses	396.8	422.9	1,783.1	1,451.0
Total operating expenses (% of net sales)	43.1%	44.1%	64.0%	47.7%
Operating income (loss)	51.3	66.2	(424.2)	127.2
Operating margin	5.6%	6.9%	(15.2)%	4.2%
Interest expense	11.1	7.5	43.2	26.9
Other income (expense) - net	2.2	7.7	13.7	14.0
Income (loss) before income taxes	42.4	66.3	(453.8)	114.3
Provision for income taxes	120.6	15.5	19.8	28.7
Less: Net income attributable to noncontrolling interest	1.7	1.1	4.6	6.7
Net income attributable to Fossil Group, Inc.	$(79.9)	$49.7	$(478.2)	$78.9
Earnings per Share:
Basic	$(1.65)	$1.03	$(9.87)	$1.64
Diluted	$(1.65)	$1.03	$(9.87)	$1.63
Weighted average common shares outstanding:
Basic	48.6	48.2	48.5	48.1
Diluted	48.6	48.4	48.5	48.3

Consolidated Balance Sheet Data ($ in millions):	December 30, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$231.2	$297.3
Accounts receivable - net	367.0	375.5
Inventories	573.8	542.5
Other current assets	118.9	132.0
Total current assets	$1,290.9	$1,347.3
Property, plant and equipment - net	$219.7	$273.9
Goodwill	0.0	355.3
Intangible and other assets - net	147.7	210.5
Total long-term assets	$367.4	$839.7
Total assets	$1,658.3	$2,187.0

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$507.0	$388.2
Short-term debt	2.1	26.4
Total current liabilities	$509.1	$414.6
Long-term debt	$443.9	$610.0
Other long-term liabilities	124.4	147.0
Total long-term liabilities	$568.3	$757.0
Stockholders’ equity	$580.9	$1,015.4
Total liabilities and stockholders’ equity	$1,658.3	$2,187.0

	For the 13 Weeks Ended		For the 52 Weeks Ended
Business Segment Net Sales ($ in millions):	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Segment:
Americas	$441.7	$482.7	$1,316.2	$1,524.9
Europe	336.6	333.0	974.2	1,002.1
Asia	142.5	143.5	497.8	515.4
Total net sales	$920.8	$959.2	$2,788.2	$3,042.4

Product Category Information

	For the 13 Weeks Ended		For the 52 Weeks Ended
Product Sales ($ in millions):	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Watches	$727.9	$749.0	$2,199.0	$2,330.3
Leathers	107.6	114.8	325.5	393.8
Jewelry	71.8	79.7	211.7	251.4
Other	13.5	15.7	52.0	66.9
Total net sales	$920.8	$959.2	$2,788.2	$3,042.4

Store Count Information

	December 30, 2017				December 31, 2016
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Accessory stores	108	106	59	273	122	119	63	304
Outlets	136	74	46	256	143	73	45	261
Full priced multi-brand	0	8	7	15	0	8	12	20
Total stores	244	188	112	544	265	200	120	585

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales			Net Sales
	For the 13 Weeks Ended			For the 52 Weeks Ended
	December 30, 2017			December 30, 2017
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$441.7	$2.6	$439.1	$1,316.2	$2.0	1,314.2
Europe	336.6	24.2	312.4	974.2	18.8	955.4
Asia	142.5	3.1	139.4	497.8	2.5	495.3
Total net sales	$920.8	$29.9	$890.9	$2,788.2	$23.3	$2,764.9

Product Categories:
Watches	$727.9	$22.9	$705.0	$2,199.0	$18.3	$2,180.7
Leathers	107.6	3.1	104.5	325.5	2.4	323.1
Jewelry	71.8	3.6	68.2	211.7	2.4	209.3
Other	13.5	0.3	13.2	52.0	0.2	51.8
Total net sales	$920.8	$29.9	$890.9	$2,788.2	$23.3	$2,764.9

Items Impacting Comparison of Fiscal 2017 Operations to Fiscal 2016 Operations
The following table quantifies the estimated impact on the Company's operating income (loss), net income (loss) and diluted earnings (loss) per share related to non-operating charges for non-cash intangible asset impairments, unfavorable impacts from the Tax Act and valuation allowance and restructuring charges for fiscal 2017 as compared to fiscal 2016. Numbers may not add due to rounding.

The Company believes that the fiscal 2016 and 2017 operating income (loss), net income (loss) and diluted earnings (loss) per share measures are useful to investors in comparing the Company's projected financial performance year-over-year without the impact of intangible asset impairment and tax charges related to the Tax Act and valuation allowance in 2017 and restructuring charges in both fiscal 2016 and 2017. The Company uses the fiscal 2016 and 2017 non-GAAP operating income (loss), net income (loss) and diluted earnings (loss) per share measures to evaluate its operating performance year-over-year. The non-GAAP financial measures presented herein should not be considered a substitute for, or superior to, guidance or financial measures prepared in accordance with GAAP. The tables below are in millions of dollars, except for per share information.

	Fiscal Year 2017					Fiscal Year 2016
	Reported	Intangible Impairment	Tax Act and Valuation Allowance	Restructuring Charges	Adjusted (Non-GAAP)	Reported	Restructuring Charges	Adjusted (Non-GAAP)
Net Sales	$2,788	$—	$—	$—	$2,788	$3,042	$—	$3,042
Operating Income (loss)	(424)	407	—	48	31	127	28	155
Net Income	(478)	343	107	31	3	79	18	97
EPS (Diluted)	$(9.87)	$7.07	$2.20	$0.65	$0.05	$1.63	$0.37	$2.00

	Fourth Fiscal Quarter 2017				Fourth Fiscal Quarter 2016
	Reported	Tax Act and Valuation Allowance	Restructuring Charges	Adjusted (Non-GAAP)	Reported	Restructuring Charges	Adjusted (Non-GAAP)
Net Sales	$921	$—	$—	$921	$959	$—	$959
Operating Income (loss)	51	—	6	57	66	13	79
Net Income	(80)	107	4	31	50	9	59
EPS (Diluted)	$(1.65)	$2.20	$0.09	$0.64	$1.03	$0.18	$1.21

END OF RELEASE